UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 25, 2008

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On June 25, 2008, NutraCea entered into a Shareholders’ Agreement by and among NutraCea, NutraCea Offshore, Ltd., an exempted company organized under the laws of the Cayman Islands (“NutraCea Offshore”), Bright Holdings (Hong Kong) Company, Ltd., a corporation organized under the laws of Hong Kong (“Bright”), and certain minority shareholders listed in the Shareholders’ Agreement (“Minority Shareholders”).

NutraCea Offshore was established to develop, construct and operate facilities in China to produce, market, distribute and sell rice oil, extracted defatted rice bran, meat and poultry additives derived from rice bran and other such products to meet the growing demands of consumers within and outside of China. NutraCea has agreed to acquire approximately seventy two percent (72%) and Bright has agreed to acquire approximately eighteen percent (18%) of the voting shares of NutraCea Offshore’s capital stock and a strategic advisor to the venture will hold 10% of the stock. NutraCea’s and Bright’s capital contributions to NutraCea Offshore is equal to fifty one million two hundred thousand dollars ($51,200,000) and twelve million eight hundred thousand dollars ($12,800,000), respectively.

Bright shall assist NutraCea Offshore in obtaining necessary approval, permits and governmental authorizations needed to establish a wholly owned subsidiary of NutraCea Offshore which will be organized under the laws of Hong Kong (“NutraCea Hong Kong”). NutraCea Hong Kong will in turn form and capitalize a wholly owned subsidiary corporation organized under the laws of the People’s Republic of China (“Operating Company”). Bright shall assist Operating Company in securing all permits necessary for the Operating Company to commence construction of its facilities, including obtaining business licenses and governmental approvals to lease or purchase land. NutraCea shall be responsible for causing the Operating Company to construct the facilities in a timely manner.

The obligations of NutraCea and Bright to make their specified contributions to NutraCea Offshore shall be conditioned on the Operating Company receiving the necessary approvals, permits and governmental authorizations and acquiring the land necessary to commence construction of the facilities as well as other conditions agreed to between the parties.

Pursuant to the Shareholders’ Agreement, NutraCea shall designate four (4) members and Bright shall designate one (1) member to NutrCea Offshore’s board of directors. In addition, NutraCea, Bright and the Minority Shareholders have certain restrictions in transferring their shares in NutraCea Offshore to third parties, and NutraCea Offshore, NutraCea and Bright each have rights of first refusal upon such a transfer.

Item 8.01. Other Events.

On April 25, 2008, we paid a discretionary cash bonus to Bradley Edson, Chief Executive Officer, in the amount of $280,000.

On June 26, 2008, we awarded to Leo Gingras, Chief Operating Officer, (i) a discretionary cash bonus in the amount of $50,000 and (ii) a restricted stock award of 50,000 shares of common stock under our 2005 Equity Incentive Plan. The 50,000 shares of common stock under the restricted stock award will fully vest on February 8, 2010, if Mr. Gingras is then employed by us.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: June 30, 2008	By:	/s/ Jeffrey Sanders
Jeffrey Sanders Chief Financial Officer (Duly Authorized Officer)

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